Exhibit 10.3

August 9, 2006

Mr.  Bob Richardson
7072 Eveningsong Dr.
Huntington Beach, CA 92648

Re:          Amended and Restated Side Letter regarding transition assistance and Option Vesting on Change of Control

Dear Bob:

This letter agreement confirms our agreement to amend and restate that certain Side Letter Agreement dated August 18, 2003 between you and Primal regarding transition assistance and option vesting upon the occurrence of certain events or conditions.

Transition Assistance

As discussed, Primal would provide you with ninety (90) days transition assistance pay upon the occurrence of certain events described hereafter.  This would be contingent upon your entering into a standard written separation agreement and release with Primal and would be paid out according to the normal payroll schedule.  This agreement will apply only if your employment is involuntarily terminated for other than Cause and will not apply if your employment is terminated for Cause or you voluntarily terminate your employment with Primal.

“Cause” means: (a) your failure to perform (other than by reason of disability) your duties and responsibilities to Primal in any material respect in the good faith determination of the Board of Directors and, after receiving written notice to such effect from Primal, fails to cure the problem within ten (10) days of receipt of such written notice; (b) your gross negligence or willful misconduct in the performance of your duties and responsibilities to Primal, such duties and responsibilities not to be unreasonably imposed; (c) your appropriation (or attempted appropriation) of a material business opportunity of Primal’s, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Primal; (d) your misappropriation (or attempted misappropriation) of any of Primal’s funds or property; or (e) the conviction of, or the entering of a guilty plea or plea of no contest by you with respect to, a felony

Option Vesting on Change of Control

As discussed, to the extent permitted under applicable law, upon the occurrence of (i) a Change of Control, (ii) you are terminated without Cause, or (iii) you terminate your employment for Good Reason, all outstanding unvested stock options granted to you by the Company shall accelerate and vest.

Change of Control shall mean in a transaction or series of related transactions, (i) the sale of all or substantially all of the assets of the Company, (ii) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”) or any comparable successor provisions of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of more than 50% of the outstanding capital stock of Primal, or (iii) the merger, consolidation or other reorganization of Primal; provided, however, that any such merger, consolidation or other reorganization of Primal whereby securityholders of the Company immediately prior to such transaction continue to own not less than 50% of the capital stock in the surviving company following such transaction shall not be deemed to be a Change of Control.  Additionally, a Change of Control shall be deemed to have occurred upon (i) Primal entering into a “going private” transaction, (ii) the deregistration of Primal’s securities under the Exchange Act, or (iii) Primal otherwise no longer being subject to the reporting requirements under the Exchange Act and no longer filing periodic reports under such Act.

Good Reason shall mean any of the following: (a) a material breach by Primal of any agreement between you and Primal concerning your employment with Primal; provided, however, that Primal shall have ten (10) days to remedy the breach after receipt of written notice from you that the breach has occurred if the breach is susceptible of cure; (b) the assignment without your express and voluntary written consent to a title, status, overall position, responsibilities, duties, reporting relationship, or general working environment of a materially lesser status or degree of responsibility than your title, status, overall position, responsibilities, duties, reporting relationship, and general working environment at the effective date of this letter agreement; (c) the requirement by Primal that you relocate your personal residence outside the metropolitan Orange County, California area; (d) the relocation by Primal of your office more than 50 miles from its location as of the effective date of this letter agreement; (e) any failure by Primal to obtain the assumption of any material written agreement between you and Primal concerning your employment by any successor of Primal or assignee of substantially all of the business of Primal; or (f) any material change by Primal in the benefits or incentive compensation offered to you from those in which you are participating on the effective date of this letter agreement, or the taking of any action by Primal which would materially and adversely affect your participation in or reduce your benefits under any of the benefits or incentive compensation plans of Primal or deprive you of any fringe benefit then enjoyed by you; provided, however, that nothing contained in this subparagraph (f) shall be deemed to permit termination by you for Good Reason if Primal offers a range of benefit plans and programs to you which, taken as a whole, are at least comparable to the benefits and incentive compensation in which you are participating on the effective date of this letter agreement.

If this arrangement is acceptable to you, please sign the enclosed copy of this letter and return it to me at your earliest convenience.

Very truly yours,

Joseph R. Simrell
Chief Executive Officer

cc:           Personnel File

I agree to the terms described above:

Signature	Date